Exhibit 99.1

NEWS RELEASE

2010-12

FOR IMMEDIATE RELEASE
Contact:  Kristine Boyd
(713) 688-9600 x 135

FRONTIER OIL ANNOUNCES TENDER OFFER FOR ITS
6⅝% NOTES DUE 2011

HOUSTON, TEXAS, November 5, 2010 – Frontier Oil Corporation (NYSE:FTO) (“Frontier”) today announced it has commenced a cash tender offer and consent solicitation with respect to any and all of the $150,000,000 aggregate outstanding principal amount of its 6⅝% Senior Notes due 2011 (the “Notes”).  In conjunction with the tender offer, Frontier is soliciting noteholder consents to effect certain amendments to the indenture governing the Notes.

Frontier will pay the purchase price for Notes validly tendered and accepted for purchase, as well as accrued and unpaid interest up to, but not including, the payment date.  The tender offer is scheduled to expire at 12:00 midnight, New York City time on December 6, 2010, unless extended by Frontier or earlier terminated (the “Expiration Time”).  Noteholders who provide consents to the proposed amendments will receive a consent payment per $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the offer if they provide their consents prior to 5:00 p.m., New York City time, on November 19, 2010, unless such date is extended (the “Consent Expiration”).  The total consideration to be paid for each $1,000 principal amount of the Notes validly tendered and not validly withdrawn before the Consent Expiration will be $1,003.00, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes.  Noteholders tendering after the Consent Expiration and prior to the Expiration Time will be eligible to receive only $973.00 per $1,000 principal amount of Notes that are validly tendered and not validly withdrawn.

The obligations to accept for purchase and to pay for Notes in the tender offer is conditioned on, among other things, the following:

Frontier has retained UBS Securities LLC and Credit Suisse Securities (USA) LLC to serve as the Dealer Managers and Solicitation Agents for the tender offer and the consent solicitation.  Requests for documents may be directed to Morrow & Co., Inc., the Information Agent at (800) 607-0088.  Questions regarding the tender offer and consent solicitation may be directed to UBS Securities LLC at (888) 719-4210 or Credit Suisse Securities (USA) LLC at (800) 820-1653.

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.  The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated November 5, 2010.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future events and operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Frontier expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Frontier based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Frontier. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.